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                                                                   Exhibit 10.43



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this 14th day of April, 2000, effective as of April 3, 2000, by and between PER-SE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and Chris E. Perkins, a resident of the State of Georgia (the "Executive").

                       Statement of Background Information

         The Company renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services; (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services; (d) medical coverage information services; and (e) medical and insurance claims monitoring and tracking services (collectively the "Processing Business").

         The Company also: (a) develops, markets and licenses to hospitals, integrated healthcare delivery systems, and other healthcare providers and other end users (collectively "Providers"), (i) strategic, operational and financial information systems and services and decision support tools for healthcare providers, (ii) software systems which provide claims and reimbursement services and electronic claims processing, and (iii) software applications which assist Providers with automated scheduling and resource management (the items discussed in Sections (a)(i), (a)(ii) and (a)(iii) of this paragraph are referred to as "Systems"), which Systems include, but are not limited to, nurse scheduling and management information systems, operating room patient scheduling and surgery information systems, enterprise wide patient scheduling and resource management systems, enterprise-wide employee scheduling and management information systems and related software interfaces to other information systems; and (b) provides to Providers installation and support services related to the Company's Systems (the "Systems Business").

         Further, the Company offers Internet-enabled connectivity to integrated healthcare delivery networks and physician practices, including electronic claims processing, referral submissions, eligibility verification and other electronic transaction processing, electronic patient records, and patient access to their bills and records and to medical information (the "E-Commerce Business") (the Processing Business, the Systems Business, the E-Commerce Business and any other distinct business segment in which the Company engages during Executive's employment are collectively referred to herein as the "Business").


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         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2. Duties of Executive. Executive's title will be Senior Vice President, Corporate Development of Per-Se Technologies, Inc. Executive agrees to perform and discharge such other duties as may be assigned to Executive from time to time by the Company to the reasonable satisfaction of the Company, and such duties will be consistent with those duties regularly and customarily assigned by the Company to the position of Senior Vice President, Corporate Development. Executive also agrees to comply with all of the Company's policies, standards and regulations as promulgated by the officers of the Company, and to follow the instructions and directives of the Board of Directors, the Chairman and the Chief Executive Officer of the Company. Executive will devote Executive's full professional and business-related time, skills and best efforts to such duties and will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chief Executive Officer of the Company, which consent will not be unreasonably withheld. This Section will not be construed to prevent Executive from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which Executive's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the Chief Executive Officer of the Company approves such participation, preparation and publication or teaching prior to Executive's engaging therein.

3. Term. The term of this Agreement will be for a three (3) year period of time, commencing as of April 3, 2000 and expiring on April 2, 2003, subject to earlier termination as provided for in Section 4 of this Agreement. This Agreement shall be automatically renewed for successive one (1) year periods at the end of the initial three-year term, unless either party gives notice to the other of its intent to terminate


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         this Agreement not less than ninety (90) days prior to commencement of any such one-year renewal period. In the event such notice to terminate is properly and timely given, this Agreement shall terminate at the end of the initial term or the one-year renewal period in which such notice is given.

4.       Termination.

         (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

                  (i) Executive materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten (10) days after Executive's receipt from the Company of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Executive of Sections 6, 7 or 8 of this Agreement);

                  (ii) Executive commits any other act materially detrimental to the business or reputation of the Company;

                  (iii) Executive commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

                  (iv) Executive dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Executive's duties under this Agreement. Without limiting the generality of the foregoing, Executive's inability adequately to perform services under this Agreement for a period of sixty
                  (60) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty (60)-day period shall be extended to a one hundred and twenty (120)-day period.

         (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Executive's employment pursuant to this Agreement without cause upon at least thirty (30) days' prior written notice to Executive. In the event Executive's employment with the Company is terminated by the Company without cause, Executive shall be entitled to severance consideration equal to the greater of (i) two (2) years of salary continuation (this severance consideration does not include the right to receive any incentive bonus


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         payments) at Executive's then current salary level, or (ii) salary continuation at Executive's then-current monthly salary (this severance consideration does not include the right to receive any incentive bonus payments) for the number of months remaining in the initial term hereof, as specified in Section 3, above. In addition, the Company shall provide benefit continuation to the extent that Executive remains eligible to participate in the applicable benefit pursuant to the terms of the respective benefit plan after termination and shall pay to Executive monthly an amount equal to the difference between the cost to Executive of medical, dental and vision coverage at the levels at which Executive is participating on the date of termination and the cost to Executive of COBRA coverage for the lesser of (x) eighteen (18) months and (y) the number of months remaining in the initial term hereof as specified in Section 3, above.

         (c) Termination by Executive With Good Reason. Except as set forth in Paragraph (d) below, in the event Executive elects to voluntarily terminate his employment following the occurrence of events constituting "Good Reason" for his voluntary termination of employment, Executive shall be entitled to severance consideration equal to the greater of (i) two (2) years of salary continuation (this severance consideration does not include the right to receive any incentive bonus payments) at Executive's then current salary level, or (ii) salary continuation at Executive's then-current monthly salary (this severance consideration does not include the right to receive any incentive bonus payments) for the number of months remaining in the initial term hereof, as specified in Section 3, above. In addition, the Company shall provide benefit continuation to the extent that Executive remains eligible to participate in the applicable benefit pursuant to the terms of the respective benefit plan after termination and shall pay to Executive monthly an amount equal to the difference between the cost to Executive of medical, dental and vision coverage at the levels at which Executive is participating on the date of termination and the cost to Executive of COBRA coverage for the lesser of (x) eighteen (18) months and (y) the number of months remaining in the initial term hereof as specified in Section 3, above. For purposes of this Agreement, "Good Reason" is defined as (w) a reduction of greater than 10% in Executive's annual base salary; (x) a change in Executive's work location to a work location more than 50 miles from Executive's existing work location, except for required travel on the Company's business to an extent consistent with Executive's then present business travel obligations; (y) an assignment to any duties inconsistent in any material adverse respect with Executive's current position, duties or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive; or (z) the failure by the Company to continue any material benefit or compensation plan in which Executive is participating unless Executive is provided with comparable benefits.


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         (d) Change in Control. In the event there is a Change in Control (as defined herein) of the Company, Executive will be entitled to receive a severance payment equal to two (2) years of "Cash Compensation" (defined as the sum of Executive's then current base salary and the incentive bonus payment received by Executive during the year immediately prior to the Change in Control), if (A) Executive's employment is terminated by the Company without cause within one (1) year following any such Change in Control; (B) if Executive's employment is terminated by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control; (C) if Executive's employment is terminated by the Company in connection with or in anticipation of a Change in Control; (D) if Executive voluntarily terminates his employment for Good Reason (as defined above in Paragraph (c)) within one (1) year following any such Change in Control; or (E) if Executive voluntarily terminates his employment for Good Reason within one (1) year following any action taken by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control or any action taken by the Company in connection with or in anticipation of a Change in Control, in each case which action constitutes Good Reason. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to occur upon any of the following:

                  (i) a consolidation or merger of the Company with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such consolidation or merger represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction;

                  (ii) any corporate reorganization, including an exchange offer, in which the Company shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such reorganization represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction; or

                  (iii) the failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board. For purposes of this Section 4 (d), the term "Board" shall mean the Board of Directors of the Company and the term "Incumbent Board" shall mean the members of the Board as of the date hereof and any person becoming a member of the Board hereafter whose election or nomination is by a vote of at least a majority of


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                  the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended).

5.       Compensation and Benefits.


         a) Annual Salary. During the term of this Agreement and for all services rendered by Executive under this Agreement, the Company will pay Executive a base salary of Two Hundred Thirty Thousand Dollars ($230,000.00) per annum to be paid in accordance with the Company's regular payroll practices, provided, however, that such payments shall be made no less frequently than in equal monthly installments. Such base salary will be subject to adjustments in the normal course of business.

         b) Incentive Compensation. Executive shall be eligible to participate in the 2000 Per-Se Technologies, Inc. and Subsidiary Corporations Incentive Compensation Plan (and any comparable future incentive compensation plans during the term of this Agreement) at a participation category of up to 80% of Executive's then current annual base salary, payable at the discretion of the Board of Directors of the Company.

         c) Stock Options. Effective as of the date of execution of this Agreement, or as soon as reasonably practicable thereafter and subject to the approval of the Compensation Committee of the Company's Board of Directors, the Company will issue to Executive, effective as of the date approved by the Compensation Committee of the Board of Directors, options to purchase One Hundred Thousand (100,000) shares of the Company's Common Stock pursuant to the terms and conditions of the Second Amended and Restated Per-Se Technologies, Inc. Non-Qualified Stock Option Plan ("Stock Option Plan"), as amended. Such options will vest at the rate of thirty-three and one-third percent (33.33%) per year for a three-year period beginning on the date of grant, subject to the terms and conditions of the Stock Option Plan. Such options shall vest in full immediately upon the occurrence of certain change in control events outlined in the Stock Option Plan. Executive shall be considered for additional grants of options to purchase shares of the Company's common stock in a manner that is consistent with other senior officers of the Company. Except as expressly set forth herein, nothing in this Agreement shall give rise to a contractual right to Executive to receive grants of additional stock options of the Company. Further, the Company has no obligation to Executive to create parity with any other Company executive or executives with respect to any options granted to such other executives.


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         d) Other Benefits. Executive will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its Executives, including, but not limited to, participation in the Company's 401k plan, loan arrangements to facilitate the purchase of common stock of the Company, financial counseling services, group health insurance, life and disability insurance, vacations and any other fringe benefits, in each case as now or hereafter provided by the Company to its executives, if and when Executive meets the eligibility requirements for any such benefit. In addition, the Company will provide for the continuance, at the Company's expense of Executive's supplemental disability policies issued by Paul Revere, policy numbers 01034166150; 01027319490; 01028435250; and 01028861640 or comparable coverage at a cost not to exceed $2,600.00 per annum during the term of this Agreement. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for executives of the same position and status as Executive will be provided to Executive on an equal basis.

         e) Signing Loan. The Company will provide as soon as practicable after execution of this Agreement a loan to Executive in the amount of One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00), which loan will bear interest at the minimum Internal Revenue Service rate applicable from time to time. This loan, which will be evidenced by a separate promissory note, will be forgiven by the Company in the principal amount of Seventy-five Thousand and No/100ths Dollars ($75,000.00) together with accrued interest on April 3 of each of 2001 and 2002 so long as the Executive remains employed by the Company on such date. In the event that Executive's employment hereunder is terminated prior to April 3, 2002, other than pursuant to Section 4(b),
         (c), or (d) of this Agreement, Executive agrees to repay the balance of the loan outstanding as of the date of termination. Executive further agrees that he will be responsible for all federal and state taxes that may be payable as a result of the forgiveness all or any pro rata portion of the loan.

         e) Golf Club Membership Dues. The Company will reimburse Executive for annual membership dues at one golf club.

         f) Business Expenses. Executive will be reimbursed for all reasonable expenses incurred in the discharge of Executive's duties under this Agreement pursuant to the Company's standard reimbursement policies.

         g) Withholding. The Company will deduct and withhold from the payments made to Executive under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.


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6.       Non-Disclosure of Proprietary Information. Executive recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates and all physical embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Executive further acknowledges that access to such Proprietary Information is essential to the performance of Executive's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Executive agrees that, except in connection with performing duties assigned to him by the Company, Executive shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Executive make use of any such information for Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

         For purposes of this Agreement, the term "Trade Secrets" means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which is not commonly known by or available to the public and (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term "Trade Secrets" does not include information that Executive can show by competent proof (i) was known to Executive and reduced to writing prior to disclosure by the Company (but only if Executive promptly notifies the Company of Executive's prior knowledge); (ii) was generally known to the public at the time the Company disclosed the information to Executive; (iii) became generally known to the public after disclosure by the Company through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose the information to Executive.

         The term "Confidential Information" means any data or information of the Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company. The provisions of this Section 6 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential


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         Information during Executive's employment with the Company and for a period of two (2) years following any termination of Executive's employment with the Company for whatever reason.

7.       Covenants.

         A. Non-Competition Covenant. During Executive's employment by the Company Executive will be a member of the Company's executive management team. Executive agrees that during his employment and for a period of two (2) years following any termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services of any marketing, management, sales, administrative, supervisory or consulting nature, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) any business which provides Business products or services. For purposes of this Agreement, the term "Geographical Area" means the continental United States.

         B. Non-Solicitation of Clients Covenant. Executive agrees that during Executive's employment by the Company and for a period of two (2) years following the termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (i) who is a client of the Company at any time during the six
         (6)-month period prior to Executive's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Executive had material contact while employed by the Company, to provide Business services or products to such Clients or prospects.

         C. Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below may, if it chooses, sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the


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         client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority may, if it chooses, replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Executive.

8. Non-Solicitation of Employees Covenant. Executive further agrees and represents that during Executive's employment by the Company and for a period of two (2) years following any termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing Business services or products, any person employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

9. Existing Restrictive Covenants. Executive represents and warrants that Executive's employment with the Company does not and will not breach any agreement which Executive has with any former employer to keep in confidence confidential information or not to compete with any such former employer. Executive will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Executive.

10. Return of Proprietary Information. Executive acknowledges that as a result of Executive's employment with the Company, Executive may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Executive acknowledges, warrants and agrees that Executive will return to the Company all such items and any copies or excerpts thereof, in any form or medium, and any other properties, files or documents obtained as a result of Executive's employment with the Company, immediately upon the termination of Executive's employment with the Company.

11. Proprietary Rights. During the course of Executive's employment with the Company, Executive may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship


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         expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Executive acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Executive also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Executive may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Executive further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Executive will not be obligated to assign to the Company any Invention made by Executive while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Executive is so obligated if the same relates to or is based on Proprietary Information to which Executive will have had access during and by virtue of Executive's employment or which arises out of work assigned to Executive by the Company. Executive will not be obligated to assign any Invention which may be wholly conceived by Executive after Executive leaves the employ of the Company, except that Executive is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Executive is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Executive prior to Executive's employment with the Company.

12. Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

13. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:


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         If to the Company:                           If to Executive:

         2840 Mt. Wilkinson Parkway                   Chris E. Perkins
         Atlanta, GA 30339-3632                       6220 Old Stringer Road
         Attn: Chief Executive Officer                Flowery Branch, GA 30542

         or such other address or agent as may be hereafter designated in writing by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

14. Severability. Subject to the application of Section 7(C) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

16. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

17. Assignment. This Agreement is one for personal services and will not be assigned by Executive. The Company may assign this Agreement to its parent company or to any of its subsidiaries or affiliated companies; provided that the parent or any subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Company has its principal place of business and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The


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         parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

19. Indemnification. Executive shall be entitled to the indemnification and exculpation offered through and set forth in the Company's Charter and By-laws.

20. Surviving Terms. Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive termination of this Agreement.



         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written, effective as of April 3, 2000.

COMPANY:                                             EXECUTIVE:


By:  /s/ Allen W. Ritchie                            /s/ Chris E. Perkins
     _____________________________                   ____________________
     Allen W. Ritchie, President                     Chris E. Perkins
     and Chief Executive Officer

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
                                    EXHIBIT A

                                   INVENTIONS






         Executive represents that there are no Inventions.


                                                           /s/ CP
                                                           --------------------
                                                           Executive's Initials

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